Exhibit 99(i)

(cover)

Great Lakes Chemical Corporation (logo)

2003 SUMMARY ANNUAL REPORT

it’s time:

(inside front cover)

the right time…

the right place:

For the past several years, everyone at Great Lakes Chemical has worked diligently to put the company in the right place. It was a long journey that demanded hard decisions and courage.

We restructured our manufacturing and tightened our operational controls. We divested products and operations that didn’t meet our long-term goals. We forged strategic sourcing agreements for greater flexibility. We made key acquisitions to grow our consumer products business. And we reinforced our commitment to create innovative products that meet the diverse needs of customers and consumers.

We believe that we have positioned Great Lakes for significant growth in the years ahead … the time is right.

CONTENTS

The Right Leadership
Letter to Shareholders, Customers and Employees
The Right Business Model
The Right Tools
The Right Products
Specialty Products
Polymer Additives
Performance Chemicals

(inside front cover - left flap)

CORPORATE OVERVIEW

Great Lakes Chemical Corporation (NYSE: GLK) is a global company dedicated to making the world safer and healthier, cleaner and greener, and more productive. We develop and deliver specialty chemical solutions that treat and purify water, disinfect and clean household surfaces, protect against and extinguish fire, extend the useful life of plastics and enhance the performance of consumer products from computers, electronics and automobiles to packaging, building materials and furniture. We operate an integrated network of research, production, sales, distribution and technical services facilities to serve customers around the world.

GREAT LAKES AT A GLANCE

Manufacturing facilities: 17

Sales/administrative facilities: 25

Employees: 4,200

Global reach: Offices in 22 countries and over 8,500 products marketed in more than 90 countries worldwide

Market position: 80% of revenue derived from markets where we hold the No. 1 or No. 2 market position

(inside front cover – right flap)

easier  (photo)

cleaner  (photo)

brighter  (photo)

safer (photo)

faster (photo)

friendlier (photo)

BUSINESS UNITS

SPECIALTY PRODUCTS

A leading supplier of consumer products for use in swimming pools and hot tubs, and home cleaning, as well as in industrial water treatment.

Recreational … Pool and spa care products including water treatment sanitizers, algicides, biocides, oxidizers, pH and mineral balancers; and specialty chemicals.

Industrial … Specialty additives used in industrial water treatment and desalination processes that include antiscalants, corrosion inhibitors, dispersants, antifoams, and non-oxidizing and superior bromine-based oxidizing microbiological control products.

Household Cleaning … Specialty and multipurpose cleaners and degreasers that disinfect and clean indoor and outdoor surfaces such as kitchen, bath, laundry, patio, garage and automotive.

POLYMER ADDITIVES

One of the world’s most comprehensive portfolios of polymer additive solutions formulated to meet specific needs of the plastics industry.

Flame Retardants … Bromine-, phosphorus- and antimony-based flame retardants and synergists, as well as physical form compounds and blends that reduce or eliminate the flammability of a wide variety of combustible materials.

Polymer Stabilizers … UV stabilizers, antioxidants and patented non-dusting polymer stabilizer blends that enhance critical polymer performance characteristics such as heat and light resistance and color consistency; and a line of optical monomers.

Brominated Performance Products … Fumigants that improve crop yields, protect grain and other stored food sources from infestation and eliminate pests from imports and exports; chemical intermediates that serve as building blocks for other compounds; and clear brine fluids used for oil and gas exploration.

Performance Additives and Fluids … High-performance lubricant additives that increase the stability of oils and provide wear reduction; fire-resistant fluids and lubricants for use in industrial applications; and surface-active phosphate ester additives.

PERFORMANCE CHEMICALS

A major producer of fluorine-based materials that provide fire protection and performance-enhancing characteristics to a wide variety of compounds, and a provider of nonclinical toxicological services.

Fire Protection … Waterless fire suppression for mission-critical and high-value assets, which prevents extensive fire damage and eliminates collateral damage and downtime.

Fluorine Specialties … Specialty products essential to the performance of silicone-based materials used under demanding conditions where aggressive solvents or high temperatures may be present. Other specialty products are also used as propellants in medical inhalers and as refrigerants.

Toxicological Services … Nonclinical toxicological testing and bioanalytical contract services used for product safety and toxicological assessment.

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PRINCIPAL MARKETS

SPECIALTY PRODUCTS

Recreational … Pool and spa dealers and distributors, mass market retailers, wholesale distributors, specialty store owners, commercial pool and water park operators, residential and commercial builders, and retail customers.

Industrial … Industrial cooling water treatment, industrial and municipal wastewater treatment, municipal desalination, pulp and paper processing, food processing and preservative intermediates.

Household Cleaning … Grocery stores, mass merchandisers, dollar stores, hardware stores, farm and fleet operators, discount clubs and automotive.

POLYMER ADDITIVES

Flame Retardants … Building and construction materials, electrical components, wire and cable, information technology and consumer equipment, printed wiring boards, furniture and furnishings, and automotive.

Polymer Stabilizers … Fibers, cables, household appliances, communications equipment, computer and business machines, automotive parts, packaging, textiles, building and construction, cosmetics and optical lenses.

Brominated Performance Products … Agricultural chemicals; pest control in soil preparation, commodity storage and post-harvest food processing; electronics; plastics; rubber compounds; detergents; pharmaceuticals; and oil well drilling, completion and workovers.

Performance Additives and Fluids … Natural, semi-synthetic and synthetic lubricants and fluids used in aviation, mining, electricity generation and gas pumping; and waxes, solvents and industrial cleaners.

PERFORMANCE CHEMICALS

Fire Protection … Information technology, telecommunications, transportation, medical equipment and laboratories, hazardous and flammable liquid storage facilities, document vaults and archives, and art galleries and museums.

Fluorine Specialties … Refrigerants, pharmaceuticals and automotive components.

Toxicological Services … Pharmaceutical, biotechnology, chemical, agricultural, veterinary, food and consumer products industries.

KEY PRODUCTS

SPECIALTY PRODUCTS

Recreational … Water treatment sanitizers AquaBrome®, Aqua Chem®, Aqua Clear®, BAYROL®, BioGuard®, Guardex®, Hydrotech®, Miami, Omni®, Pool Time®, ProGuard®, Spa Essentials®, Spa Guard®, Spa Time®, Sun® and Vantage®; algicides, biocides, oxidizers, pH balancers, mineral balancers and specialty chemicals.

Industrial … Antiscalants, biocides, corrosion inhibitors, dispersants and antifoams sold under the trade names Belclene®, Belcor®, Belgard®, Belite®, Bellacide®, Bellasol®, Belsperse®, BromiCide®, Flocon® and LiquiBrom™.

Household Cleaning … The Works® brand of cleaners for glass, surface, tub, shower and toilet bowl, as well as drain openers and rust and calcium removers; Greased Lightning®, Orange Blast™, Pine Blast™ and Citrus Blast™ brands of multipurpose cleaners for tough cleaning tasks and everyday cleanup for bath, kitchen, flooring, laundry, patio and automotive.

POLYMER ADDITIVES

Flame Retardants … Bromine-, phosphorus- and antimony-based flame retardants and synergists marketed under the trade names Firemaster®, Kronitex®, Ongard®, Oncor™, Pyrobloc®, Reofos®, Reogard®, Reomol®, Smokebloc®, Timonox® and Trutint®; and flame retardant physical form compounds and blends sold under the trade name Fyrebloc®.

Polymer Stabilizers … Antioxidants, UV absorbers and light stabilizers marketed under the trade names Alkanox®, Anox®, Lowilite® and Lowinox®; non-dusting blends sold under the trade name Anox® NDB®; and Rav7® and Nouryset® optical monomers.

Brominated Performance Products … Methyl bromide including products marketed under the trade names Agribrom®, Brom-O-Gas®, Chlor-O-Pic®, Meth-O-Gas® and Terr-O-Gas®; bromine, bromine derivatives and bromine-based specialty chemicals; and brominated heavy brine fluids.

Performance Additives and Fluids … Durad® lubricant additives, Reolube® fire-resistant lubricants and additives, and Reomol® specialty additives.

PERFORMANCE CHEMICALS

Fire Protection… FM-200® waterless fire protection.

Fluorine Specialties… Organo-fluorine compounds and fluorinated intermediates.

Toxicological Services … All phases of nonclinical toxicological testing and bioanalytical services; design of specialized toxicological, metabolic and analytical chemistry programs.

KEY METRICS

(graphs)

SALES

(in millions)

SPECIALTY PRODUCTS

'01 – $507.0

'02 – $543.0

'03 – $611.9

POLYMER ADDITIVES

'01 – $700.1

'02 – $745.5

'03 – $749.8

PERFORMANCE CHEMICALS

'01 – $141.3

'02 – $114.9

'03 – $102.9

OUTLOOK

SPECIALTY PRODUCTS

Launch new recreational water products with clearly differentiated features; extend the reach of BioGuard® pool and spa products by expanding our exclusive U.S. dealer network; continue building our household cleaner presence through organic growth and acquisitions.

POLYMER ADDITIVES

Accelerate new product growth in flame retardants and polymer stabilizers; manage our strategic sourcing relationships for greater flexibility in bromine and antioxidant production; pursue additional productivity gains; leverage upside potential for flame retardants from new fire safety standards and regulations.

PERFORMANCE CHEMICALS

Expand our fire suppression presence in museum and marine applications with new marketing initiatives; strengthen our fluorine specialty product portfolio to exploit niche opportunities in silicones, refrigerants and fire extinguishants; lower raw material costs through improved sourcing; leverage our excellent reputation for toxicological services with pharmaceutical companies.

2003 SUMMARY ANNUAL REPORT

Great Lakes Chemical Corporation

2003 FINANCIAL HIGHLIGHTS

(in millions, except per share data)
Year Ended December 31	2003	2002
Results of Continuing Operations (GAAP):
Net sales	$1,464.6	$1,401.5
Gross profit	272.8	331.8
Operating income (loss)	(52.3)	111.2
Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(89.0)	68.7
Income taxes (credit)	(55.1)	21.3
Income (loss) from continuing operations before cumulative effect of accounting change	(33.9)	47.4
Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting change	(0.67)	0.94

Results of Continuing Operations, Excluding Restructuring Charges, Repositioning, Other Items (Adjusted):
Net sales	$1,464.6	$1,401.5
Gross profit (1)	301.4	330.3
Operating income (2)	59.4	115.3
Income from continuing operations before income taxes and cumulative effect of accounting change	21.6	72.2
Income taxes	6.7	22.4
Income from continuing operations before cumulative effect of accounting change(3)	14.9	49.8
Diluted earnings per share from continuing operations before cumulative effect of accounting change	0.30	0.99

Financial Position:
Working capital excluding cash and cash equivalents	$171.7	$150.3
Current ratio	1.9	2.0
Debt, net of cash and cash equivalents	$263.5	$181.5
Debt	434.7	440.6
Percent of total capitalization	36.9%	37.1%
Stockholders’ equity	$743.5	$745.7

The Results of Continuing Operations, Excluding Restructuring Charges, Repositioning and Other Items (Adjusted) reconciles to the Results of Continuing Operations (GAAP) as follows:

(1) Excluded from adjusted gross profit in 2003 are $24.2 million of restructuring charges, $4.0 million of contract settlement costs and $0.4 million of repositioning and other items.  Excluded from adjusted gross profit in 2002 are $(1.0) million of reversals of previously recorded reserves for contract cancellation costs and $(0.5) million of reversals of reserves for restructuring charges taken in prior years.

(2) In addition to the items in (1) above, adjusted operating income in 2003 excluded $69.1 million of asset impairments, $10 million of additional depreciation expense due to a change in useful life of the company’s enterprise software, and $4.0 million of repositioning and other items.  In addition to the items in (1) above, adjusted operating income in 2002 excluded $6.0 million of asset impairments and $(0.4) million of reversals of reserves for restructuring charges taken in prior years.

(3) In addition to the items in (1) and (2) above, adjusted income (loss) from continuing operations before cumulative effect of accounting change in 2003 excluded $(1.1) million of reversals for litigation and other settlements as well as a $(27.5) million income tax reserve release.  In addition to the items in (1) and (2) above, adjusted income (loss) from continuing operations before cumulative effect of accounting change in 2002 excluded $2.1 million of impairments for non-productive assets and a reversal of $(2.7) million for litigation and other settlements.  Income (loss) from continuing operations before cumulative effect of accounting change in 2003 and 2002, excluding restructuring charges, repositioning and other items, reflects an assumed effective income tax rate of 31 percent.  The use of this rate compared to the actual effective income tax rates in 2003 and 2002 changes income tax expense by $61.8 million and $1.1 million, respectively.

the right leadership:

focused on achieving results and creating value.

At all levels throughout our company – across every business unit, in every office and production facility – our employees and managers take responsibility for the execution of our strategies and performance of our operations. Our Corporate Executive Council, the company’s senior management and policy-making group, brings an exceptional level of leadership strength and individual integrity to our operations. Our Board of Directors provides seasoned guidance and intellectual independence to our decision-making. Together, we are intensely focused on achieving results and maximizing return to our shareholders.

TO OUR SHAREHOLDERS, CUSTOMERS AND EMPLOYEES:

2003 was a difficult year for Great Lakes Chemical ... even tougher than we anticipated. The headwinds we faced proved a true test of our resolve and resilience.

Key markets including electronics, information technology and telecommunications remained weak. Energy and raw material costs exerted continued pressure on margins. Consolidation among customers fueled ongoing pricing pressure. Even weather was against us, as cooler temperatures early in the swimming pool season impacted our recreational water business.

Rather than sit back and wait for the economy to improve or the supply/demand curve to tighten up, we took aggressive action to position Great Lakes for the future. While we can’t control the economy or price of oil, I can assure you that we’ve worked diligently and done everything under our control. There is no area we haven’t looked at, dug into and attacked vigorously.

We’ve worked hard, made tough decisions and taken no shortcuts – and now it’s time .... it’s time to deliver.

2003 FINANCIAL RESULTS

For the fiscal year ended December 31, 2003, Great Lakes net sales from continuing operations reached $1,464.6 million, an increase of 5 percent compared to $1,401.5 million the prior year. Income from continuing operations (adjusted) decreased to $14.9 million, or $0.30 per share, compared to $49.8 million, or $0.99 per share, the year before. Although hampered by the difficult environment, we still generated positive free cash flow, cash from operations less plant and equipment additions, of $19.9 million in 2003 – $40.5 million before restructuring spending and pension contributions.

Despite the enormous challenges we faced in 2003, we began and ended the year with a very strong balance sheet, a major accomplishment in the chemical sector in which we operate. Great Lakes has earned an investment-grade credit rating and ranks among the top 20 percent of all rated chemical companies in North America. The strength of our balance sheet enabled us to fund our strategic initiatives in 2003 and will give us increased flexibility going forward.

OPERATIONAL OVERVIEW

Effective January 1, 2003, we revised our reporting segments to more accurately depict our organization and how we manage our businesses and measure their performance. Our primary business segments now include Specialty Products, Polymer Additives and Performance Chemicals.

Specialty Products sales in 2003 climbed 13 percent, fueled by two acquisitions and volume growth from new products, and accounted for 42 percent of total company revenues. Our Polymer Additives segment accounted for 51 percent of total revenues in 2003, although sales were essentially flat due to softer demand in key end markets such as consumer electronics and automotive. Performance Chemicals 2003 sales declined 10 percent due to reduced infrastructure spending in telecommunications and information technology and competitive pricing, and accounted for 7 percent of total revenues.

(photo)
Mark P. Bulriss
Chairman, President and CEO

Across all businesses the single biggest factor depressing our margins in 2003 was the significant increase in raw material costs and natural gas prices. We estimate the impact of those increases at 32 cents a share year over year or roughly $23 million.

STRATEGIC INITIATIVES

When the economy failed to rebound as anticipated in 2003, we took aggressive action to position Great Lakes to remain competitive. These strategies are designed to strengthen our industrial businesses and expand our consumer products businesses – and give us an improved and sustainable cost structure from which to generate earnings and cash flow.

Reshaping Our Manufacturing Operations … During 2003, we initiated a $140 million restructuring plan including the closing of four manufacturing plants and a workforce reduction. Three of these plants were part of Polymer Additives, the business segment facing the most economic difficulty. As a result of these plant closings and other organizational changes, approximately 400 positions or roughly 9 percent of our total workforce will be eliminated.

This aggressive restructuring, aimed at eliminating excess, high-cost capacity to reduce costs and increase efficiencies, should be fully completed during the second quarter of 2004. Going forward, this plant consolidation effort sets the stage for future productivity gains and is expected to deliver annualized pretax savings of approximately $32 million.

Embracing Productivity  … In an effort to take costs out of manufacturing, we continue to focus on operational excellence, implementing productivity improvements and introducing best practices. We employ a number of tools and processes in pursuit of increased efficiency and yields, lower costs and consistent quality.

During 2003, these tools helped us achieve $20 million in productivity savings, and our targets for 2004 are even more ambitious. With fewer plants and lower costs, we will be better positioned for productivity to soar when markets and the economy rebound. Our continuing progress in improving productivity is reflected in revenue per employee – up 44 percent since 1998.

Forging Strategic Partnerships  … During the year, we also forged key strategic alliances in several of our businesses – effectively moving fixed costs to variable costs and giving us greater operational flexibility to size our production capacity as needed to meet changes in demand.

In September 2003, we entered into a long-term sourcing agreement with Dead Sea Bromine Ltd. for the production of elemental bromine and bromine derivatives. As a result, we gain access to the world’s largest bromine manufacturing complex and the most easily accessible bromine reserves. This strategic commitment fortifies our ability to offer the world’s broadest range of high-value flame retardants and brominated performance products.

Also during the year, we completed a supply agreement for production of main antioxidants in North America.

In January 2004, we formed a strategic alliance with MYCELX Technologies to market patented environmental products for use in pool and spa care and industrial water treatment. Materials infused with MYCELX® hydrocarbon technology remove pollutants from water and air on contact to below detectable limits. This partnership will enable us to expand existing product lines, join in collaborative research and explore opportunities for new consumer and industrial products.

In March 2004, we announced the formation of a 50-50 joint venture with Laurel Industries, Inc., part of

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Segment Sales

For 2003, Polymer Additives accounted for 51% of company net sales, Specialty Products 42% and Performance Chemicals 7%.

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the right business model:

WE ARE TRANSFORMING OUR BUSINESS MODEL TO EXPAND OUR CONSUMER PRODUCTS BUSINESS FROM 30% IN 2000 TO 50% BY 2005.

strengthening our foundation for future growth.

In pursuit of long-term growth and profitability, Great Lakes is strategically transforming itself and creating a strong, resilient business model. We reshaped our manufacturing resources into a sustainable cost structure, eliminating excess capacity and reducing costs. We forged key alliances that improve our competitive posture and increase our flexibility in sizing supply to meet demand. And we are seeking greater balance between our industrial and consumer products businesses for enhanced stability, increased cash flow and more consistent growth.

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the right tools:

$20 million

APPLYING BEST-PRACTICE PROCESSES AND TOOLS, WE ACHIEVED $20 MILLION IN PRODUCTIVITY SAVINGS IN 2003.

fueling our pursuit of operational excellence.

Great Lakes is squarely focused on operational excellence and continuous improvement throughout the company. To achieve our goals, we employ a variety of best practices, processes and tools. We apply Six Sigma concepts to improve both our manufacturing operations and business processes. Sales, Operations and Inventory Planning (SOIP) techniques help manage supply and demand for improved productivity and customer service. And our SPRINT R&D process allows us to quickly identify new products and bring them to market.

the chemicals operations of Occidental Petroleum Corporation, to develop, produce and market antimony-based flame retardants, synergists and catalysts. The joint venture will operate under the name GLCC Laurel LLC and Great Lakes will act as general partner with responsibility for sales, customer service, technical support, credit and logistics.

Transforming Our Business Model  … Our industrial businesses are highly volatile and cyclical. In sharp contrast, our recreational water business has been a consistent performer, delivering solid revenues and earnings. As a result, we continue to transform our business model, creating greater balance between our consumer and industrial businesses. While consumer products represented 30 percent of overall sales in 2000, we expect to achieve a 50-50 balance by 2005.

Our overriding objective is to create a solid business model for the future – a business that is less cyclical through consumer products, with higher margins through new products and capable of producing greater cash flow in any economic environment. We’re extending our consumer products capabilities, which traditionally revolved around recreational water, into U.S. specialty household chemicals – a market that far exceeds the global recreational water chemicals market. Consumer household chemicals have technologies that overlap with many of the chemistries in our water business, providing opportunities to leverage our strengths in this area.

Acquiring Consumer Products Companies … In addition to building our consumer products platform through organic growth, we concluded two key acquisitions in 2003. Both acquisitions were immediately accretive to earnings.

In February 2003, we acquired the Lime-O-Sol Company and its line of The Works® specialty household cleaning products including non-abrasive surface cleaners, drain openers, and rust and calcium removers. Founded in 1947, Lime-O-Sol reported 2002 sales of approximately $40 million.

In July 2003, we acquired A&M Cleaning Products and its line of Greased Lightning® and Orange Blast™ multipurpose cleaners and degreasing products. A&M reported 2002 sales of approximately $30 million.

Both companies market their products directly to consumers in the United States through mass merchandisers, grocery stores, discount clubs and hardware stores – Lime-O-Sol throughout the Midwest and A&M with heavy regional strength in the Southeast.

Together, these acquisitions significantly expand our ability to offer products that sanitize, disinfect and eliminate germs and contaminants beyond pools and spas and into the household cleaners market. We continue to look for suitable acquisitions to build our household products portfolio, as well as in our recreational water business.

Leveraging Consumer Expertise … We are aggressively leveraging our proven consumer capabilities in recreational water treatment to specialty household cleaners. These recognized strengths include product innovation and development, brand management and consumer marketing, and successful channel access to mass merchant customers.

With the acquisitions of Lime-O-Sol and A&M, we expect to achieve valuable synergies by leveraging our North American customer base and marketing capabilities to build on the regional strength of these consumer brands and accelerate their growth.

Developing New Products  … Within the specialty chemicals industry, innovation is generally lacking and products are becoming commoditized. At Great Lakes, we understand that funding new products is the lifeblood of our

(chart)

PLANT CONSOLIDATION

The number of global manufacturing facilities has decreased 50% since 1998.

'98 – 34

'01 – 28

'04 – 17

growth. New products help differentiate us from our competitors and, compared to existing products, generate higher margins and faster revenue growth for increased profitability.

We use a product development process with the acronym SPRINT, for strategic product introductions, to generate ideas, create new products and successfully bring them to our customers. This process results in a robust pipeline of new industrial and consumer products, as shown on the following pages of this report.

In 2003, every business within Great Lakes achieved significant improvement in vitality index revenue. The vitality index measures the revenue contribution of products commercialized within the previous five years. For our industrial products, the vitality index has grown from less than 5 percent in 1998 to 13 percent or $90 million in 2003 – and we expect it to climb to at least 16 percent in 2004. The vitality index for our consumer products jumped from less than 15 percent in 1998 to 25 percent or $150 million in 2003 – and our target for 2004 is 26 percent.

CORPORATE GOVERNANCE

We are fully committed to sound financial management and full disclosure, and we continue to strengthen our corporate governance and accounting policies. As a result of these efforts, Great Lakes was one of only 22 companies out of 2,100 worldwide to receive the highest rating for corporate governance from GovernanceMetrics International (GMI), a leading independent governance research and ratings agency. The company also received the seventh-highest corporate governance rating among S&P 500 firms in a recent ranking by Institutional Shareholder Services, the world’s leading provider of proxy voting and corporate governance services.

Our Board of Directors deserves credit for being ahead of the curve on governance issues. Our shareholders made it clear these issues were important to them, and our Board responded, well before the Sarbanes-Oxley legislation.

LOOKING TO THE FUTURE

Creating a great company requires a solid business model, a team with strong skills and effective tools, and continuing investment in new growth platforms. At Great Lakes, we’re making incredible progress toward becoming a great company.

We continue to do what needs to be done to create a business that will be successful year in and year out going forward. A business capable of generating cash even in the worst of times. A business with a strong foundation from which to continue building and growing. A business that has every right to win.

We’ve scaled obstacles and overcome headwinds to transform Great Lakes and position our company for the future. Our long-range goals are to achieve organic growth of greater than 8 percent CAGR (Compounded Annual Growth Rate), to generate free cash flow exceeding 10 percent of revenue, to achieve a return on investment greater than 15 percent and to boost our vitality index to 30 percent.

For shareholders who have stuck with us, for customers who value what we bring and for our people who have weathered the worst, we appreciate your continued confidence in Great Lakes and its future.

IT’S TIME.

Mark P. Bulriss

Chairman, President and CEO

March 11, 2004

(chart)

VITALITY INDEX

Industrial and consumer products contribute to combined increases in vitality index revenue.

'98 – <5%

'00 – 10%

'03 – 18%

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the right products:

differentiating solutions to meet customer needs.

Great Lakes is fully committed to helping create the world we all want ... a world that’s safer and healthier, cleaner and greener, and more productive. In pursuit of that vision, we develop innovative products that protect against and extinguish fire, treat and purify water, clean and disinfect household surfaces, protect food and add to the strength and stability of a wide array of other products. Today, our products are safer to handle, store and use, and we continually seek environmental responsiveness in our products to address both scientific and social concerns.

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specialty products:

additives that purify water.

Aqua Chem® Skimmer Screens and BioGuard® Skim Mor™ Skimmer Socks, new pool and spa pre-filters that fit over the skimmer basket, are infused with unique MYCELX® hydrocarbon technology that absorbs many of the common skin and bathing oils to below detectable levels. In the United States, pool care for small, aboveground pools (500 to 5,000 gallons) is now easier and more convenient than ever with our Aqua Chem® product line that includes new specially sized dosage and packaging. And in Europe, our BAYROL® Complete 3-in-1 double-pouch design makes it easy to apply maintenance products to pools up to 20,000 liters in size.

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cleaners that make surfaces sparkle.

Greased Lightning® fast-acting, super-strength multipurpose cleaners remove grease, grime, mildew stains and soap scum in any setting – tough or everyday cleanup, indoor and outdoor, around the house, car or boat. The Works® value-priced, high-performing specialty household cleaning products work harder to save consumers time, energy and money. The Works® Liquid Toilet Bowl Cleaner has 50 percent more active ingredients than the leading national brands to remove hard water stains on contact without scrubbing – and The Works® Automatic Toilet Bowl Cleaner uses patented technology to provide a fresh, chlorine-clean environment that lasts 20 percent longer than leading brands.

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polymer additives:

formulations that increase stability.

Lowinox® 1790 is a specialty antioxidant that protects polyurethane fibers – such as those found in spandex that give swimsuits, sportswear and everyday clothing elasticity and added comfort – against deterioration from heat and oxidation. We are expanding production capacity to meet strong growth in this market. Anox® ProcessPlus proprietary blends, our newest additive package developed for demanding polyolefin processing conditions, enable manufacturers to run at higher temperatures and speeds for increased output, and to protect plastics from yellowing in applications where aesthetics are crucial. We are continuing to add new products to further expand our comprehensive offering of UV stabilizers.

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flame retardants that protect.

Firemaster® 550, a proprietary phosphorus-bromine blend that replaces penta-BDE, is the first in a new generation of environmentally responsive, high- performing flame retardants with advanced physical properties that meet higher safety standards and new commercial applications. The U.S. Environmental Protection Agency (EPA) preliminary assessment concluded that the penta-BDE substitute in Firemaster® 550 is not persistent, bioaccumulative or eco-toxic to aquatic organisms and the EPA has commended Great Lakes for our responsible action in voluntarily phasing out production of penta-BDE in 2004. Developed primarily to prevent furniture foam from catching fire, Firemaster® 550 also offers new commercial applications superior to the penta-based products it replaces – for flame lamination in automotive headliners and as a flame retardant in insulation, packaging and acoustical foams.

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performance chemicals:

systems that protect people and property.

FM-200® waterless fire suppression systems stop fires within seconds, long before smoke generation causes significant damage. There is no collateral damage, no disruptive downtime and no need for a costly disaster recovery process. Fast acting FM-200® is proven safe for people and for use around all types of sensitive electronics and electrical equipment. Used in over 100,000 installations around the world, FM-200® protects computer and communications installations, medical facilities and laboratories, military equipment and marine vessels, and priceless museum collections and irreplaceable historic artifacts – including the EPA’s National Computer Center, the original draft of the Declaration of Independence and the U.S. Navy’s USS Ronald Reagan aircraft carrier.

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products that meet critical needs.

HFC-236fa is a hydrofluorocarbon refrigerant that was developed to replace ozone-depleting chlorofluorocarbons. The U.S. Navy is converting the water-chilling refrigeration systems aboard its large ships to use this environmentally friendly and more efficient refrigerant. Great Lakes was awarded a long-term, multi-million dollar contract to provide HFC-236fa to the U.S. Navy for this mission-critical application, with production beginning in mid-March 2004. This gives us the credibility and capability to explore potential opportunities to service the large ship chiller market in other parts of the world.

MANAGEMENT’S STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS

The management of Great Lakes Chemical Corporation is responsible for the preparation and presentation of the accompanying consolidated financial statements and all other information in this summary annual report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States and include amounts that are based on management’s informed judgments and estimates.

The company maintains accounting systems and internal accounting controls that management believes provide reasonable assurance that the company’s financial reporting is reliable, that assets are safeguarded and that transactions are executed in accordance with proper authorization. This internal control structure is supported by the selection and training of qualified personnel and an organizational structure that permits the delegation of authority and responsibility. The systems are monitored worldwide by an internal audit function that reports its findings to the Audit Committee.

The company’s consolidated balance sheets at December 31, 2003 and 2002, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, in accordance with auditing standards generally accepted in the United States. These standards provide for the review of internal accounting control systems to plan the audit and determine auditing procedures and tests of transactions to the extent they deem appropriate.

The Audit Committee of the Board of Directors, which consists solely of independent directors, is responsible for overseeing the functioning of the accounting systems and related internal controls and the preparation of the company’s consolidated financial statements. The Audit Committee periodically meets with management and the independent auditors to review and evaluate their accounting, auditing and financial reporting activities and responsibilities. The independent auditors and internal auditors have full and free access to the Audit Committee without management’s presence to discuss internal accounting controls, results of their audits and financial reporting matters.

/s/ Mark P Bulriss
Mark P. Bulriss
Chairman, President and CEO

/s/ John J. Gallagher III
John J. Gallagher III
Senior Vice President and CFO

REPORT OF INDEPENDENT AUDITORS ON CONDENSED FINANCIAL STATEMENTS

We have audited, in accordance with generally accepted auditing standards in the United States, the consolidated balance sheets of Great Lakes Chemical Corporation at December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2003 (not presented separately herein) and in our report dated January 23, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

/s/ Ernst & Young LLP
Ernst & Young
Indianapolis, Indiana
January 23, 2004

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)
Year Ended December 31	2003	2002
Net Sales	$1,464.6	$1,401.5
Operating Expenses
Cost of products sold	1,191.8	1,069.7
Selling, general and administrative expenses	256.0	214.6
Asset impairments	69.1	6.0
	1,516.9	1,290.3
Operating Income (Loss)	(52.3)	111.2
Interest Income (Expense) – net	(25.8)	(27.6)
Other Income (Expense) - net	(10.9)	(14.9)
Income (Loss) from Continuing Operations before Income Taxes and Cumulative Effect of Accounting Change	(89.0)	68.7
Income Taxes (Credit)	(55.1)	21.3
Income (Loss) from Continuing Operations before
Cumulative Effect of Accounting Change	$(33.9)	$47.4
Discontinued Operations
Income (Loss) from Discontinued Operations before Minority Interest and Income Taxes	$(12.7)	$121.6
Minority Interest	—	5.5
Income Taxes	1.5	49.5
Income (Loss) from Discontinued Operations	$(14.2)	$77.6
Income (Loss) before Cumulative Effect of Accounting Change	(48.1)	125.0
Cumulative Effect of Accounting Change, Net of Income Taxes	(3.3)	—
Net Income (Loss)	$(51.4)	$125.0
Earnings (Loss) per Share
Basic and Diluted
Income (loss) before cumulative effect of accounting change
Continuing operations	$(0.67)	$0.94
Discontinued operations	(0.28)	1.54
	$(0.95)	$2.48
Cumulative effect of accounting change	(0.07)	—
Net Income (Loss)	$(1.02)	$2.48
Cash Dividends Declared per Share	$0.365	$0.33

Refer to Great Lakes Chemical Corporation’s 2003 Annual Report on Form 10-K for a complete set of consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(in millions)
Year Ended December 31	2003	2002
Assets
Current Assets
Cash and cash equivalents	$171.2	$259.1
Accounts and notes receivable, less allowances of $4.0 and $4.7, respectively	268.9	262.2
Inventories	260.2	252.2
Prepaid expenses	26.4	33.2
Deferred income taxes	4.1	6.4
Current assets held for sale from discontinued operations	29.6	44.2
Total Current Assets	760.4	857.3
Plant and Equipment, Net	570.1	621.6
Goodwill	205.7	143.6
Intangible Assets	63.4	33.0
Investments in and Advances to Unconsolidated Affiliates	22.5	27.2
Other Assets	24.7	21.6
Deferred Income Taxes	46.4	3.5
Non-Current Assets Held for Sale from Discontinued Operations	—	20.1
Total Assets	$1,693.2	$1,727.9
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$171.7	$165.9
Accrued expenses	132.4	117.0
Income taxes payable	71.9	108.3
Dividends payable	4.8	4.5
Notes payable and current portion of long-term debt	7.1	8.0
Current liabilities held for sale from discontinued operations	15.0	24.7
Total Current Liabilities	402.9	428.4
Long-Term Debt, less Current Portion	427.6	432.6
Other Non-Current Liabilities	106.4	103.1
Non-Current Liabilities Held for Sale from Discontinued Operations	6.0	12.1
Minority Interest	6.8	6.0
Stockholders’ Equity
Common Stock, $1 par value, authorized 200.0 shares; issued 73.0 shares in 2003 and 2002	73.0	73.0
Additional paid-in capital	124.7	133.7
Retained earnings	1,612.9	1,682.7
Treasury stock, at cost; 22.4 and 22.8 shares in 2003 and 2002, respectively	(1,035.9)	(1,054.5)
Accumulated other comprehensive loss	(31.2)	(89.2)
Total Stockholders’ Equity	743.5	745.7
Total Liabilities and Stockholders’ Equity	$1,693.2	$1,727.9

Refer to Great Lakes Chemical Corporation’s 2003 Annual Report on Form 10-K for a complete set of consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Year Ended December 31	2003	2002
Operating Activities
Net income (Loss)	$(51.4)	$125.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities – continuing operations:
Income (loss) from discontinued operations	14.2	(77.6)
Cumulative effect of accounting change	3.3	—
Depreciation and depletion	88.9	76.7
Amortization of intangibles	5.8	3.4
Deferred income taxes	(41.3)	(2.8)
Losses (earnings) of unconsolidated affiliates	3.5	2.3
Loss on disposition of assets	2.3	5.5
Asset impairments	69.1	6.0
Income tax reserve release	(27.5)	—
Other	(0.6)	13.4
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	23.3	9.4
Inventories	9.4	(10.4)
Other current assets	(0.5)	(2.3)
Accounts payable and accrued expenses	(4.8)	(12.9)
Income taxes and other current liabilities	(7.9)	11.5
Other non-current liabilities	(3.2)	5.1
Net Cash Provided by Operating Activities – Continuing Operations	82.6	152.3
Net Cash Provided by (Used for) Operating Activities – Discontinued Operations	11.4	(7.5)
Net Cash Provided by Operating Activities	94.0	144.8
Investing Activities
Plant and equipment additions	(62.7)	(64.8)
Business combinations, net of cash acquired	(105.7)	(11.1)
Proceeds from sale of assets	3.9	0.4
Other	(0.4)	(1.8)
Net Cash Used for Investing Activities – Continuing Operations	(164.9)	(77.3)
Net Cash (Used for) Provided by Investing Activities – Discontinued Operations	(2.1)	212.7
Net Cash (Used for) Provided by Investing Activities	(167.0)	135.4

Financing Activities
Net repayments of commercial paper and long-term borrowings	(4.2)	(80.5)
Net (repayments) borrowings on short-term credit lines	—	(1.1)
Cash dividends paid	(18.1)	(16.5)
Other	(1.8)	(3.8)
Net Cash Used for Financing Activities – Continuing Operations	(24.1)	(101.9)
Net Cash Used for Financing Activities – Discontinued Operations	—	(0.3)
Net Cash Used for Financing Activities	(24.1)	(102.2)

Effect of Exchange Rate Changes on Cash and Cash Equivalents - Continuing Operations	9.2	9.3
Effect of Exchange Rate Changes on Cash and Cash Equivalents - Discontinued Operations	—	0.4

(Decrease) Increase in Cash and Cash Equivalents	(87.9)	187.7
Cash and Cash Equivalents at Beginning of Year	259.4	71.7
Cash and Cash Equivalents at End of Year	171.5	259.4
Less: Cash and Cash Equivalents – Discontinued Operations	0.3	0.3
Cash and Cash Equivalents – Continuing Operations	171.2	259.1

Refer to Great Lakes Chemical Corporation’s 2003 Annual Report on Form 10-K for a complete set of consolidated financial statements.

CORPORATE OFFICERS

Mark P. Bulriss

Chairman, President and CEO

Larry J. Bloom

Executive Vice President and

President of Specialty Products

Angelo C. Brisimitzakis

Executive Vice President,

Flame Retardants and

Brominated Performance Products

Richard T. Higgons

Executive Vice President,

Per formance Chemicals and

Business Development

John B. Blatz

Senior Vice President,

Environmental, Health and Safety

John J. Gallagher III

Senior Vice President and CFO

Richard J. Kinsley

Senior Vice President,

Human Resources and

Communications

Jeffrey M. Lipshaw

Senior Vice President,

General Counsel and Secretar y

Zoe F. Schumaker

Senior Vice President and

Chief Information Officer

Miguel A. Desdin

Vice President and Treasurer

William L. Sherwood

Vice President and Corporate

Controller

Karen Witte Duros

Assistant Secretar y

BOARD OF DIRECTORS

Nigel D. T. Andrews (2), (5)

Former Managing Director

Internet Capital Group

(Venture Partner)

Director since 2000

Mark P. Bulriss (3)

Chairman, President and CEO

20

Great Lakes Chemical Corporation

Director since 1998

James W. Crownover (2), (3)

Presiding Independent Director of Great Lakes Chemical

Former Director McKinsey & Company

Director since 2000

Thomas M. Fulton (2), (5)

Former President and Chief Executive Officer

Landauer, Inc.

Director since 1995

Martin M. Hale (1), (4)

Former Nonexecutive Chairman of the Board of Great Lakes Chemical

Former Executive Vice President

Hellman Jordan

Management Co., Inc.

Director since 1978

Louis E. Lataif (1), (5)

Dean of the School of Management

Boston University

Director since 1995

John C. Lechleiter (1), (2)

Executive Vice President, Pharmaceutical Products and Corporate Development

Eli Lilly and Company

Director since 1999

Mack G. Nichols (3), (5)

Former President and Chief Operating Officer

Mallinckrodt, Inc.

Director since 1998

Jay D. Proops (1), (4)

Cofounder/Former

Vice Chairman

The Vigoro Corporation

Director since 1996

(1) Audit Committee

(2) Compensation and Incentive Committee

(3) Corporate Responsibility Committee

(4) Finance Committee

(5) Governance and Nominating Committee

(inside back cover)

SHAREHOLDER INFORMATION

Corporate Headquarters

Great Lakes Chemical Corporation

9025 North River Road, Suite 400

Indianapolis, IN 46240 USA

Voice: +1 317-715-3000

Fax: +1 317-715-3060

www.greatlakes.com

Stock Exchange Listing

Great Lakes common stock is listed on the New York Stock Exchange and Pacific Stock Exchange under the trading symbol GLK.

Transfer Agent / Registrar

For information or assistance regarding stock transfer, change of name in which shares are registered, individual stock records, dividend checks or stock certificates.

Voice: +1 800-829-8432 or +1 704-590-0394

Fax: +1 704-590-7618

online:

www.wachovia.com

or write:

Wachovia Bank, N.A.

Equity Ser vices Group

1525 West W.T. Harris Blvd., 3C3

Charlotte, NC 28288-1153 USA

For items sent by courier or overnight deliver y, use the following address:

Wachovia Bank, N.A.

Equity Ser vices Group

1525 West W.T. Harris Blvd., 3C3

Charlotte, NC 28262 USA

Annual Meeting

The annual meeting of shareholders will be held at 11:00 a.m. local time on Thursday, May 6, 2004, at:

Marriott Indianapolis North

3645 River Crossing Parkway

Indianapolis, Indiana 46240 USA

Holders of common stock of record at the close of business on March 8, 2004, were provided a notice of meeting, proxy statement, proxy and Form 10-K with this annual report.

Form 10-K, Other Reports

A copy of the Great Lakes Form 10-K annual report, filed with the Securities and Exchange Commission, and other public financial information for the year ended December 31, 2003, are available:

online:

www.greatlakes.com

or write:

Great Lakes Chemical Corporation

Investor Relations

9025 North River Road, Suite 400

Indianapolis, IN 46240 USA

e-mail: investorinfo@glcc.com

Investor and Media Relations

Great Lakes Chemical Corporation

9025 North River Road, Suite 400

Indianapolis, IN 46240 USA

+1 317-715-3027

Jeffrey Potrzebowski

Vice President, Financial Analysis and Investor Relations

Wendy Chance

Manager, Corporate Communications

Independent Auditors

Ernst & Young LLP

111 Monument Circle

Indianapolis, IN 46204 USA

Online Information

Board committee charters, governance guidelines, the Great Lakes Code of Business Conduct, and audio rebroadcast of quarterly earnings conference calls and investor conferences at which the company participates, are available from the Great Lakes website at www.greatlakes.com.

Forward-Looking Statement and non-GAAP Financial Management

Any statements contained in this report relating to matters that are not historical facts are forward-looking statements. Some of these statements include words such as expects, anticipates, should, intends, believes and other similar expressions. Although they reflect our current expectations, these statements are not guarantees of future per formance, but involve a number of risks, uncertainties and assumptions. We urge you to review Great Lakes Chemical Corporation’s Annual Report on Form 10-K and quarterly report on Form 10-Q, for a discussion of some of the factors that could cause actual results to differ materially.

This report contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission, including adjusted operating income (loss) and adjusted income (loss) from continuing operations. Included in this report is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Equal Opportunity Employer – M/F/D/V

It is the policy of Great Lakes Chemical Corporation and its subsidiaries to provide equal opportunity without regard to race, religion, color, national origin, sex, age, disability or veteran status. This policy applies to all areas of employment including recruitment, placement, training, transfer, promotion, lay-off, termination, pay and other forms of compensation and benefits. Great Lakes Chemical Corporation and its subsidiaries will comply with its legal obligation to provide reasonable accommodation to qualified individuals with disabilities.

Responsible Care (logo)

Great Lakes is a member of the American Chemistry Council and a signatory of the Council’s Responsible Care® program. Great Lakes is committed to a continuous effor t to improve per formance in safety, health and environmental quality.

© 2004 Great Lakes Chemical Corporation, all rights reserved.® and ™ indicate registered and unregistered trade and service marks of Great Lakes Chemical Corporation.

Responsible Care® is a registered trademark of the American Chemistry Council.

MYCELX® is a registered trademark of MYCELX Technologies.

(back cover)

it’s our time.

GREAT LAKES CHEMICAL CORPORATION (logo)

9025 North River Road, Suite 400

Indianapolis, Indiana  46240 USA

+1 317-715-3000

www.greatlakes.com